Exhibit 10.2

Michael Baker Corporation

Airside Business Park
100 Airside Drive
Moon Township, PA 15108

(412) 269-6300

CONFIDENTIAL

July 15, 2013

Re:	Retention Award Notice

Dear                     :

I am pleased to inform you that in recognition of the key position you hold with the Company, you have been granted a $            Retention Award under Michael Baker Corporation’s Key Employee Retention Plan (the “Plan”). In general, subject to the terms of the Plan, Michael Baker will pay you the Retention Award if you continue as a full-time employee of the Company through March 1, 2014.

A copy of the Plan is attached to this letter. Please review the Plan as it sets forth the specific terms of the Award, including conditions applicable to your actual receipt of the Award.

The fact that you received a Retention Award and all of the details relating to it are strictly confidential and it is important that you keep these matters strictly confidential. Your failure to maintain the strict confidentiality of such matters will relieve the Company of the obligation to pay you the Retention Award or any portion of it.

Please contact Jim McKnight in The Office of the Chief Executive, if you have any questions regarding the Plan or your Award.

Sincerely,

H. James McKnight
Executive VP & CLO

Attachment